                                                                      EXHIBIT 11

                                 HBO & COMPANY

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

                                                               FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                                  ENDED JUNE 30,         ENDED JUNE 30,
                                                              ----------------------  ---------------------
                                                                 1997        1996        1997       1996
                                                              ----------  ----------  ----------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........      98,529      95,603      97,958     95,390

ADD: Shares of common stock assumed issued upon exercise of
     stock options using the "treasury stock" method as it
     applies to the computation of primary earnings per
     share..................................................       2,808       4,372       2,835      4,127
                                                              ----------  ----------  ----------  ---------

NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING...     101,337      99,975     100,793     99,517

ADD: Additional shares of common stock assumed issued upon
     exercise of stock options using the "treasury stock"
     method as it applies to the computation of fully
     diluted earnings per share.............................         232         194         205        454
                                                              ----------  ----------  ----------  ---------

NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
  ASSUMING FULL DILUTION....................................     101,569     100,169     100,998     99,971
                                                              ----------  ----------  ----------  ---------
                                                              ----------  ----------  ----------  ---------

NET EARNINGS FOR PRIMARY AND FULLY DILUTED EARNINGS PER
  SHARE.....................................................  $   23,675  $   22,315  $   60,807  $  45,238
                                                              ----------  ----------  ----------  ---------
                                                              ----------  ----------  ----------  ---------

EARNINGS PER SHARE:
  PRIMARY...................................................  $      .23  $      .22  $      .60  $     .45
                                                              ----------  ----------  ----------  ---------
                                                              ----------  ----------  ----------  ---------

  FULLY DILUTED.............................................  $      .23  $      .22  $      .60  $     .45
                                                              ----------  ----------  ----------  ---------
                                                              ----------  ----------  ----------  ---------

    All prior periods have been restated to reflect the 1997 acquisitions of AMISYS Managed Care Systems, Inc. and Enterprise Systems, Inc. in pooling transactions.